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As filed with the Securities and Exchange Commission on June 21, 2010

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZOOM TECHNOLOGIES, INC.
 (Exact name of registrant as specified in charter)

Delaware
(State or jurisdiction of incorporation or organization)

51-0448969
(I.R.S. Employer Identification No.)

c/o Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, NY 10017
(917) 609-0333
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

2009 EQUITY INCENTIVE COMPENSATION PLAN
(Full title of plan)

Anthony K. Chan
c/o Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, NY 10017
(917) 609-0333

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.
Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, New York 10017
(212) 370-1300
Fax: (212) 370-7889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	50,000 shares	$6.00	$300,000	$21.39
Total	50,000 shares			$21.39

(1) The aggregate amount of securities registered hereunder is 50,000 shares of Common Stock. The 50,000 shares will be issued upon the exercise of options or upon the issuance of restricted stock awards or other awards otherwise granted hereafter pursuant to the Company's 2009 Equity Incentive Compensation Plan (the "2009 Incentive Plan"). The maximum number of shares which may be sold upon the exercise of such options or issuance of stock awards granted under the 2009 Incentive Plan are subject to adjustment in accordance with certain anti-dilution and other provisions under the 2009 Incentive Plan. Accordingly, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers such indeterminate additional shares of Common Stock granted or otherwise issuable after the operation of such anti-dilution and other provisions.

(2) The offering price has been estimated solely for the purposes of the calculation of the registration fee. The offering price has been calculated in accordance with the manner described in paragraphs (h) and (c) of Rule 457 under the Securities Act and is based upon the average of high and low prices reported by the NASDAQ Stock Market on June 16, 2010, a date within five (5) business days prior to the date of the filing of this Registration Statement.

Explanatory Note

This Registration Statement on Form S-8 (this "Registration Statement") of Zoom Technologies, Inc. (the "Company") has been prepared in accordance with the requirements of Form S-8 under the Securities Act to register up to 50,000 shares of our common stock, value per share $0.01 per share (the "Common Stock").

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement on Form S-8.The documents containing the information specified in Part I will be delivered to the participants in the 2009 Incentive Plan covered by this Registration Statement as required by Rule 428(b) (1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information.  We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

  The Registrant's Annual Report on Form 10-K for the annual period ended December 31, 2009;
  The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010;
  The Registrant's Current Reports on Form 8-K as filed with the SEC on March 5, 2010, April 7, 2010, April 30, 2010 and June 7, 2010;
  The description of the Registrant's common stock contained in our Form 8-A12G filed on March 4, 2002, and as it may be further amended from time to time, under the caption "Description of Capital Stock"; and
  All documents that the Registrant files with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

 Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.   Description of Securities.

Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to, the best interest of our company. Our Bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance. However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

EXHIBIT

5.1	Opinion of Ellenoff Grossman & Schole LLP

23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

23.2	Consent of Goldman Kurland and Mohidin, LLP, Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature page to this Registration Statement)

99.1	2009 Equity Incentive Compensation Plan (filed as exhibit 99.1 to the Form S-8 on February 1, 2010)

Item 9.   Undertakings.

(a) The Registrant hereby undertakes:

 (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of
Beijing, on June 21, 2010.

Zoom Technologies, Inc.

By:	/s/ Lei Gu
Lei Gu
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Gu Lei and Anthony K. Chan, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Lei Gu	Chief Executive Officer and Chairman	June 21, 2010
Lei Gu

/s/ Anthony K. Chan	Chief Financial Officer	June 21, 2010
Anthony K. Chan

/s/ Frank B. Manning	Director	June 21, 2010
Frank B. Manning

/s/ Augustine Lo	Director	June 21, 2010
Augustine Lo

/s/ Chang Shan	Director	June 21, 2010
Chang Shan

/s/ Cheng Wang	Director	June 21, 2010
Cheng Wang

INDEX TO EXHIBITS

EXHIBIT

5.1	Opinion of Ellenoff Grossman & Schole LLP PDF

23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

23.2	Consent of Goldman Kurland and Mohidin, LLP, Registered Public Accounting Firm PDF

24.1	Power of Attorney (included in the signature page to this Registration Statement)

99.1	2009 Equity Incentive Compensation Plan (filed as exhibit 99.1 to the Form S-8 on February 1, 2010)